Exhibit 32

Confidential

English Translation of Chinese Original

Share Sale and Purchase Agreement

In relation to

China Cord Blood Corporation

By and among

Nanjing Xinjiekou Department Store Co., Ltd.

and

Golden Meditech Stem Cells (BVI) Company Limited

Golden Meditech Holdings Limited

January 2016

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Share Sale and Purchase Agreement

This Share Sale and Purchase Agreement (this “Agreement”) is made on the sixth day of January 2016 by and among:

(1)         Nanjing Xinjiekou Department Store Co., Ltd., a joint stock company established and validly existing under the laws of the PRC (the “Purchaser” or “XJK”);

(2)         Golden Meditech Stem Cells (BVI) Company Limited, a limited liability company established and validly existing under the laws of the British Virgin Islands (the “Seller”); and

(3)         Golden Meditech Holdings Limited, a limited liability company established and validly existing under the laws of the Cayman Islands, and the sole shareholder of the Seller (the “Guarantor”).

The parties hereto each individually a “Party” or such “Party”, and collectively the “Parties”; and with respect to each other a “Party” or the other “Party”.

Whereas,

(A)                   The Purchaser is a joint stock company duly established and legally existing, with its RMB-denominated ordinary shares being publicly listed on the Shanghai Stock Exchange under the stock code of 600682, and as of the date of this Agreement, the Purchaser has a registered capital of RMB828,016,327, consisting of 828,016,327 RMB-denominated ordinary shares issued and outstanding;

(B)                   China Cord Blood Corporation (the “Target Company”) is a life sciences enterprise dedicated to the storage of umbilical cord blood stem cells incorporated in the Cayman Islands and listed on the New York Stock Exchange of the United States of America.  As of the date of this Agreement, the issued and outstanding share capital of the Target Company consists of 80,083,248 ordinary shares.  Upon full conversion of all the Golden Meditech CBs (as defined below) into the Target Company ordinary shares, the Target Company will by then have 120,604,742 ordinary shares issued and outstanding;

(C)                   The Seller intends to take the Target Company private and delist it from the NYSE (as defined below) through a Long Form Merger;

(D)                   The Purchaser, the Seller and the Guarantor entered into an Agreement to Purchase Assets by Share Issuance and Cash Payment on January 6, 2016 (the “Purchase Agreement”), pursuant to which the Purchaser shall purchase from the Seller the Golden Meditech Shares (as defined in the Purchase Agreement) by issuance of certain shares and payment of certain cash amount to the Seller,

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subject to relevant terms and conditions thereunder.  For the avoidance of doubt, the Seller will receive the Golden Meditech Rollover Shares upon Consummation of the Going-private;

(E)                   As of the date of this Agreement, the minority shareholders of the Target Company shall collectively hold 34.6% of the aggregate number of shares in the Target Company (taking into account any ordinary shares converted from the convertible bonds) as calculated on a fully-diluted basis, which shall consist of 41,730,636 ordinary shares in the Target Company.  Upon Consummation of the Going-private, the Target Company Minority Interest will be cancelled, in consideration of which, the Target Company surviving the Going-private will issue to the Seller 41,730,636 shares, which shall constitute the Target Assets hereunder;

(F)                    The Seller or the Guarantor will pay in cash the consideration for the Going-private by using the proceeds received from its financing, and the Seller shall obtain the Target Assets (as defined below) upon Consummation of the Going-private; and

(G)                  The Purchaser intends to purchase from the Seller by paying the price in cash, and the Seller intends to sell to the Purchaser, the Target Assets to be obtained by the Seller upon Consummation of the Going-private.

NOW, THEREFORE, the Parties hereby enter into this Agreement for mutual observance after friendly consultations by adhering to the principle of equality, mutual benefit, integrity and good faith.

Article 1                 Definitions

1.1                                     Unless otherwise specified herein, the following terms shall have the meanings as set forth below:

“Proposed Transaction” means the proposed transaction through which the Purchaser shall acquire from the Seller by paying the price in cash the Target Assets (as defined below) to be held by the Seller.

“Target Assets” means 41,730,636 shares to be issued to the Seller by the Target Company surviving the Going-private upon Consummation of the Going-private.

“Long Form Merger” means a process in which the Seller will establish the Merger Sub under the laws of the Cayman Islands and the Merger Sub will be merged with and into the Target Company by a reverse merger.  As a result of such merger, the Merger Sub will be merged with and into the Target Company, and the Target Company will survive as a wholly-owned subsidiary of the Seller.

“COM” shall have the meaning ascribed to it in the Purchase Agreement.

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“HKSFC” means the Securities and Futures Commission of Hong Kong.

“HKEx” means the Stock Exchange of Hong Kong Limited.

“Business Day” means a day on which banks are generally open for regular banking business in the PRC and the Hong Kong Special Administrative Region, other than Saturdays, Sundays or statutory holidays.

“Affiliate” means, with respect to a particular natural person, any of the spouse, children, parents, grandparents, grandparents in law, grandchildren, grandchildren in law, siblings, and the spouses thereof, the siblings of the spouse and other close relatives of such natural person; and with respect to a particular entity, any other entity that controls, or is controlled by or is under common control with such entity, whether directly or indirectly.

“Transitional Period” means the period from the date of this Agreement to the Asset Closing Date (as defined below).

“Merger Agreement” means the Merger Agreement to be entered into by and among the Seller, certain Affiliates of the Seller, and the Target Company after the date hereof where such parties have reached agreement on the Going-private by then, as amended from time to time after execution thereof.

“NYSE” means the New York Stock Exchange.

“Encumbrance” means any security interest, pledge, mortgages lien, charge, encumbrance, adverse claim, preferential arrangement, option, right of first refusal, attachment, freezing, entrusted management, or restriction of any kind.

“Person” or “Persons” shall include any natural person, legal person, enterprise, association of natural persons or enterprises, or group of any of the foregoing.

“day” means a natural day, unless otherwise specified herein to be a Business Day.

“Applicable Law” means, with respect to a particular Person, any binding published, valid and applicable law, treaty, regulation, inter-governmental agreement, decision, order, local regulation, regulation on the exercise of autonomy and regulation on the exercise of separate autonomy, rule and local government rule, listing rule of any stock exchange, any rule formulated by any competent regulatory authority, and other code in any other form with a legally binding force, whether of the PRC or any other jurisdiction, which in each case is applicable to such Person or binding upon such Person or any of his/her assets.

“Taxes” means any and all mandatory taxes, assessments, duties, fees, or levies of any form or any kind (together with any and all penalties, fines, surcharges or interest imposed with respect thereto) imposed by any central, local or municipal

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Governmental Authority or organization or institution of the PRC or Hong Kong or any other jurisdiction, and shall include income taxes, business taxes, resource taxes, value-added taxes, stamp duties, tariffs and any other charges.

“Going-private” means the process through which the Seller shall take the Target Company private and have the Target Company delisted from NYSE by means of the Long Form Merger, pursuant to which, the Target Company shall survive, the Golden Meditech Shares owned by the Seller shall be cancelled in exchange for the Golden Meditech Rollover Shares (as defined in the Purchase Agreement), and the Seller shall pay the Target Company Minority Shareholders (as defined below) cash consideration in consideration of the cancellation of the Target Company Minority Interest and at the same time receive certain equity interest to be newly issued by the Target Company of an amount equal to the Target Company Minority Interest, upon consummation of which, the Seller will own 100% of the equity interest in the Target Company.

“Consummation of the Going-private” means that the Going-private has been approved by the shareholders of the Target Company at the shareholders’ meeting, the plan of merger (i.e., the Plan of Merger under the Cayman Islands) has been registered with the Registrar of the Company of the Cayman Islands and become effective, the delisting application submitted to the U.S. Securities and Exchange Commission by the Target Company has become effective, and the Seller has obtained the entire ownership of the Target Assets.

“Damages” means any losses, expenses (including reasonable investigation expenses and reasonable attorney fees), damages or harm, or claims against any Person, including without limitation, any liabilities for indemnification determined by any judgment, decision or settlement.

“RMB” means, for the purpose of this Agreement, Renminbi Yuan, the lawful currency of the PRC, unless otherwise indicated.

“Governmental Authority” means any legislative, administrative, judicial, regulatory or governmental authority, agency, commission, or securities regulatory authority, including any stock exchange, whether in China or any other jurisdiction.

“China” or “PRC” means the People’s Republic of China, which for the purpose of this Agreement, shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Asset Closing Date” means the date on which the sale and purchase of the Target Assets takes place, or in other words, the date on which the Target Assets are transferred to XJK and the registration of such transfer is completed in accordance with the procedures required by Applicable Laws.

“Target Company Minority Shareholders” means as of the date of this Agreement, all the shareholders of the Target Company other than the Seller,

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who shall collectively own 34.6% of the aggregate number of shares in the Target Company (taking into account any ordinary shares converted from the convertible bonds) as calculated on a fully-diluted basis.

“Target Company Minority Interest” shall have the meaning ascribed to it in the Purchase Agreement.

“Purchase Price” means the price to be paid by the Purchaser to the Seller in consideration of its acquisition of the Target Assets, which shall be equivalent to US$267,076,070 calculated on the basis of the exchange rate of US$1 against RMB6.466.

1.2                                       Interpretation

Unless otherwise specified herein, this Agreement shall be interpreted as follows:

(1)            Any reference to any law or regulation in this Agreement shall include a reference to any and all of the laws and regulations as amended or reenacted, that are applicable, published, and publicly available, or revised (whether prior to or after the date hereof) in accordance with any other law or regulation of the PRC.

(2)            Any reference to any chapter, article, section, item, exhibit or annex shall be a reference to the corresponding chapter, article, section, item, exhibit or annex in or to this Agreement.

(3)            The headings used in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

(4)            Any annex referred to herein or attached hereto shall constitute an integral part of this Agreement, and shall have the equal legal effect as this Agreement.

(5)            The word “written” or “writing” means any communication transmitted by letter, email or fax.

(6)            The word “including” used herein shall be interpreted to be “including without limitation”.

(7)            Any Party hereto shall include any of its successors and permitted assigns.

(8)            Where the date on which any action, matter or issue shall be taken, done or handled under this Agreement is not a Business Day, such action, matter or issue shall be taken, done or handled on the Business Day immediately following such date.

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Article 2                 Transaction Arrangements

2.1                               Target Assets

2.1.1                           As of the date of this Agreement, the basic particulars of the operating entity to which the Target Assets hereunder relate are as follows:

Company Name:	China Cord Blood Corporation
Registered Address:	Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands
Date of Establishment:	June 30, 2009
Authorized Share Capital:	US$25,100

2.1.2                           As of the date of this Agreement, the Target Company Minority Shareholders that the Seller intends to buy out as part of the Going-private shall collectively hold 34.6% of the Target Company shares, which shall consist of 41,730,636 ordinary shares in the Target Company.  In connection with the Going-private, the Target Company shall survive, and the Seller shall pay in cash the Target Company Minority Shareholders a price in consideration of the cancellation of the Target Company Minority Interest.  The Target Company surviving the Going-private shall issue to the Seller 41,730,636 shares, i.e., the Target Assets.

2.1.3                           The Seller agrees to sell to the Purchaser the Target Assets following the Seller’s receipt of the same, in accordance with the terms and conditions in this Agreement.  For the avoidance of doubt, this Section shall not be interpreted as to obligate the Seller and/or the Guarantor to consummate the Going-private in any event.

2.1.4                           The Purchaser agrees to purchase from the Seller the Target Assets in accordance with the terms and conditions in this Agreement. With a view to ensuring the effectuation of the purpose of each Party for entering into the Proposed Transaction, the Purchaser further undertakes irrevocably that, subject to satisfaction of each and both of the following conditions, the Purchaser shall be obligated to perform the obligation to purchase the Target Assets hereunder, which obligation shall be irrevocable in any event, and the Purchaser shall waive irrevocably in advance any of the contractual right, right of defense or right of action that may be available to it pursuant to which it may be released from the performance of or not perform the obligation to purchase the Target Assets hereunder:

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(a)             This Agreement has taken effect in accordance with Section 7.2 hereof; and

(b)             Each and all of the closing conditions set forth in Article 3 herein below have been fully satisfied or waived in accordance with Section 3.6 herein below.

Subject to satisfaction of each and both of the conditions described above, unless the Purchaser is given and does exercise pursuant to this Agreement the right to unilaterally dissolve this Agreement, the Seller shall have the right to reject the Purchaser’s request to dissolve or terminate this Agreement and shall have the right to demand the Purchaser’s further performance of this Agreement and bring a claim for enforcement of this Agreement against the Purchaser.  The Purchaser shall waive irrevocably in advance any of the right of action or right of defense that may be available to it under those or any of the above-mentioned circumstances, including without limitation, the right to dissolve this Agreement by assuming the liability for breach and/or indemnification and/or paying a termination fee and/or any other consideration, and may not reject any of the Seller’s demand for the Purchaser’s further performance of this Agreement, and shall further and properly perform the obligation to acquire the Target Assets.  In the event that as a result of the Purchaser’s breach of its undertaking or obligation as described above, the Seller applies to an arbitral institution in accordance with this Section for the making of an arbitral award ordering the Purchaser to further perform the obligation to purchase the Target Assets from the Seller, the Purchaser shall irrevocably undertake to waive any of the right of action and/or right of defense that may be available to it under those or any of the above-mentioned circumstances, including without limitation, the right to dissolve this Agreement by assuming the liability for breach and/or indemnification and/or paying a termination fee and/or any other consideration, as well as any and all of the right of action, right of defense and/or any other right/power that may be available to the Purchaser and may prevent and/or prejudice the Seller’s bringing of a claim against the Purchaser for performance of or enforcing against the Purchaser the obligation to purchase the Target Assets, so as to ensure the effectuation of the Seller’s demand for the Purchaser’s further performance of the obligation to purchase the Target Assets and the Seller’s purpose for entering into the Proposed Transaction.  The Purchaser’s obligation to purchase the Target Assets as mentioned above shall include at least, the obligation to close by acceptance of the Target Assets, the obligation to conduct the said closing and the obligation to pay the Purchase Price.

2.2                               Basis  for Purchase Price Determination and Purchase Price

2.2.1                            The Parties agree that the Cash Consideration hereunder shall be converted to US dollar equivalent at the exchange rate of US$1 against RMB6.466 and then paid to the Seller in US dollar.  The Cash

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Consideration payable by the Purchaser to the Seller shall be equal to US$267,076,070.

2.2.2                            Where upon the Consummation of the Going-private, the aggregate amount paid by the Seller in order to obtain the shares constituting the Target Assets exceeds the Purchase Price, any such excessive amounts shall be borne by the Seller and the Guarantor.  Where the Purchaser or the Target Company is obligated to bear such excessive amounts as required by applicable Laws, the Seller and the Guarantor shall reimburse the Purchaser or the Target Company accordingly within five Business Days following the payment of such excessive amounts by the Purchaser or the Target Company.  For the avoidance of doubt, notwithstanding this Section, any obligation for additional payment resulting from the exercise by the dissenting shareholders of the Target Company of their appraisal rights in the course of the Going-private, shall be borne by the Seller and the Guarantor in accordance with Section 8.4 herein below.

2.3                                       Closing

2.3.1                           Subject to the taking effect of this Agreement in accordance with Section 7.2 and the continuous satisfaction or waiver of each of the Purchaser’s Closing Conditions and the Seller’s Closing Conditions, the Asset Closing Date shall fall on a date within 20 Business Days as of the fulfillment or waiver in accordance with Article 3 of each and all of the closing conditions set forth under Article 3 (including the Seller’s Closing Conditions and the Purchaser’s Closing Conditions), or on any other date as otherwise mutually agreed among the Parties.

2.3.2                           On the Asset Closing Date, the Seller shall register the Target Assets under the name of the Purchaser in accordance with the procedures required by Applicable Laws, and deliver to the Purchaser the following documents:

a)                         The Target Company shall deliver to the Purchaser a copy of its register of members signed for acknowledgement by one director of the Target Company evidencing that the Purchaser has been effectively registered on its shareholder register as owner of the Target Assets, and a copy of a share certificate signed for acknowledgement by one director of the Target Company evidencing that the Purchaser owns the Target Assets; and

b)                         The Seller shall or shall cause the Target Company to, deliver to the Purchaser a copy of the Memorandum and Articles of Association  of the Target Company adopted immediately after Consummation of the Going-private (the “Post-Going-Private M&A”) and the shareholder resolution of the Target Company approving the

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Post-Going-Private M&A.

c)                    Directors of the Target Company nominated by the Seller shall have delivered to the Purchaser letters of resignation to resign from their position as directors of the Target Company, effective immediately as of the Purchaser’s full performance of its obligation to pay the Purchase Price; and the shareholder meeting of the Target Company shall have approved that the director nominated by the Purchaser shall be elected as directors of the Target Company and constitute all the member of the board of directors of the Target Company, the appointment of which directors so elected shall take effect immediately as of the Purchaser’s full performance of its obligation to pay the Purchase Price.

For the avoidance of doubt, Section 2.3.2 shall not limit in any way any other agreement among the Parties.

2.3.3                           The Purchaser shall become a legal shareholder of the Target Company as of the Asset Closing Date.

2.3.4                             The Purchaser shall pay the Seller the Purchase Price within 40 Business Days following the Asset Closing Date.

Article 3                 Closing Conditions

3.1                                         Closing Conditions

The closing under this Agreement shall be subject to (a) the satisfaction or waiver of each of the Purchaser’s closing conditions and the Seller’s closing conditions on or prior to December 31, 2016 or any other date otherwise agreed in writing among the Parties (the “Closing Condition Fulfillment Deadline”), and (b) the fulfillment of each of the conditions to effectiveness of this Agreement set forth in Section 7.2 hereof.

3.2                                         Purchaser’s Closing Conditions

3.2.1                       Each of the Seller and the Guarantor shall have disclosed fully and completely to the Purchaser the information relating to the assets, liabilities, interests, security interest provided to third parties, and status of the equity interest of the Target Company which may have a material effect on the Proposed Transaction;

3.2.2                       Except as disclosed publicly or disclosed to the Purchaser by using an information disclosure letter which refers specifically to Section 3.2.2 and waived by the Purchaser, within the Transitional Period, the Target Company shall have conducted its business normally, no material adverse change shall have occurred to the legal person status,

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capitalization structure, financial status or substantial assets of the Target Company, and the Target Company shall not have committed any material violation of law or regulation, other than any material adverse change and/or material violation of law or regulation arising from any litigation resulting from and/or any restructuring or recapitalization related to the Going-private;

3.2.3                       Except as disclosed to or waived by the Purchaser, within the Transitional Period, the Target Company shall not have disposed of its substantial assets or created any security interest or any other encumbrance on its substantial assets, or incurred or assumed any material indebtedness, unless as confirmed by all the Parties as necessary for its ordinary course of business and does not subject the Target Company to any material indebtedness;

3.2.4                       On the Asset Closing Date, all the representations and warranties made by each of the Seller and the Guarantor hereunder are true, accurate, and complete, free from false records, misleading representations or material omissions; and

3.2.5                      Each of the Seller and the Guarantor shall have performed and complied with in material aspects all the undertakings that are required hereunder to be performed or complied with on or prior to the Asset Closing Date.

3.3                                        Seller’s Closing Conditions

3.3.1                       Except as disclosed publicly or disclosed to the Seller by using an information disclosure letter which refers specifically to Section 3.3.1 and waived by the Seller, within the Transitional Period, the Purchaser shall have conducted its business normally, no material adverse change shall have occurred to the legal person status, capitalization structure, financial status or substantial assets of the Purchaser, and the Purchaser shall not have committed any material violation of law or regulation;

3.3.2                       On the Asset Closing Date, all the representations and warranties made by the Purchaser hereunder are true, accurate, and complete, free from false records, misleading representations or material omissions;

3.3.3                         The Purchaser shall have performed and complied with in material aspects all the undertakings that are required hereunder to be performed or complied with on or prior to the Asset Closing Date;

3.3.4                         The Target Assets Reverse Pledge Agreement in the form of Annex 1 hereto, together with all the appendices thereto, shall have been executed and delivered to the Seller;

3.3.5                         The Purchaser shall maintain its status as a listed company on SSE, and

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there shall not exist any circumstances which by common business or legal sense are reasonably expected to result in the Purchaser’s loss of the status as a listed company on SSE.

3.4                                        Responsibility for Fulfillment of Closing Conditions

3.4.1                           Each of the Seller and the Guarantor shall use its best efforts to maintain or fulfill the conditions set forth in Section 3.2.

3.4.2                           The Purchaser shall use its best efforts to maintain or fulfill the conditions set forth in Section 3.3.

3.5                                        Other Conditions Imposed by Governmental Authorities

Where in the course of seeking approvals from applicable Governmental Authorities as set forth under Section 7.2, any competent Governmental Authority demands any change to any term of this Agreement or any addition of any term or condition to this Agreement or imposes any additional condition on any Party which has a material adverse effect on the interest of such Party, the Parties shall as soon as practicable and in principle no later than ten (10) Business Days as of the occurrence of such event, have discussions and enter into renegotiations in good faith on the relevant terms and conditions with a view to achieving the commercial objectives originally contemplated by the Parties to the extent permitted by Applicable Laws; provided however that, where the Parties fail to reach agreement on any amendment to this Agreement or to any term or condition of this Agreement within 20 Business Days as of the date on which such competent Governmental Authority makes such demand or any other period agreed among the Parties, any Party shall within 10 Business Days as of expiration of the aforementioned period, have the right to unilaterally terminate this Agreement by written notice.

3.6                                        Waiver of Closing Conditions

3.6.1                     On or prior to the Asset Closing Date and no later than December 31, 2016, by giving written notice to the Seller, the Purchaser may waive conditionally or unconditionally, any or all of the conditions set forth in Section 3.2.  In the event that the Purchaser gives a written notice that all or any of the conditions set forth in Section 3.2 have or has been fulfilled or waived, such written notice or waiver shall not operate as the Purchaser’s nonreliance upon the representations and warranties made by the Seller or release the Seller from any obligation required to be performed by the Seller on or prior to the Asset Closing Date and no later than December 31, 2016, instead, it shall represent only that the Purchaser will proceed with the closing of the transactions under this Agreement in reliance on such representations, warranties and status of the performance of such obligation, and that the Purchaser will reserve its right to hold the Seller liable for the relevant default in accordance with this Agreement.

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3.6.2                     On or prior to the Asset Closing Date and no later than December 31, 2016, by giving written notice to the Purchaser, the Seller and the Guarantor may waive conditionally or unconditionally, any or all of the conditions set forth in Section 3.3.  In the event that the Seller and the Guarantor give a written notice that all or any of the conditions set forth in Section 3.3 have or has been fulfilled or waived, such written notice or waiver shall not operate as the nonreliance by the Seller or the Guarantor upon the representations and warranties made by the Purchaser or release the Purchaser from any obligation required to be performed by the Purchaser on or prior to the Asset Closing Date and no later than December 31, 2016, instead, it shall represent only that the Seller and the Guarantor will proceed with the closing under this Agreement in reliance on such representations, warranties and status of the performance of such obligation, and that each of the Seller and the Guarantor will reserve its right to hold the Purchaser liable for the relevant default in accordance with this Agreement.

3.7                                        Delay in Fulfillment of the Closing Conditions

3.7.1                     In the event that any of the Purchaser’s closing conditions fails to be fully fulfilled and satisfied and the Purchaser has indicated expressly that it will not waive any of such Purchaser’s closing conditions that fails to be satisfied, the Purchaser shall have the right to terminate this Agreement, in which case, Section 7.5.2 shall apply.

3.7.2                     In the event that any of the Seller’s closing conditions fails to be fully fulfilled and satisfied and the Seller has indicated expressly that it will not waive any of such Seller’s closing conditions that fails to be satisfied, the Seller shall have the right to terminate this Agreement, in which case, Section 7.5.1 shall apply.

Article 4                 Representations and Warranties

4.1                                           Common Representations and Warranties

Each Party hereby represents to the other Parties that:

4.1.1                     It is a company or enterprise duly organized, validly existing and in good standing under the laws of the jurisdiction of its establishment and has full civil rights and civil capacity to independently carry out its obligations to any other parties;

4.1.2                     It has all the necessary power, authority and approval under Applicable Law to enter into this Agreement and to perform each of its obligations under this agreement.  For the avoidance of doubt, each of those stated in Section 7.2 (as applicable) shall be excluded;

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4.1.3                     It has taken all appropriate and necessary corporate actions to authorize the execution and delivery of this Agreement and any other documents hereunder to which it is a party, and has authorized to perform and comply with the terms and conditions set forth in this Agreement and such other documents.  For the avoidance of doubt, each of those stated in Section 7.2 (as applicable) shall be excluded;

4.1.4                     The person acting on behalf of it to enter into this Agreement and any other documents hereunder to which it is a party has been granted irrevocable, legal and full authorization to enter into on its behalf and bound by this Agreement and such other documents; and it shall not defend itself against any other Parties by reason of lack of power of attorney, exceeding the scope of power of attorney or any other defects in the authorization;

4.1.5                     Its execution of this Agreement and any other documents hereunder to which it is a party does not and will not violate (a) any of its organizational documents, (b) any contracts, agreements, permits or any other instruments to which it is a party or by which it is bound, or (c) any orders, effective judgments, arbitral awards, judicial rulings, administrative decisions, policies, regulations, orders or rules applicable to it.  For the avoidance of doubt, each of those stated in Section 7.2 (as applicable) shall be excluded; and

4.1.6                     There are no actions, arbitrations or any other legal or administrative proceedings or governmental investigations pending against it, which would have a substantial effect on its execution of or ability to perform this Agreement, and to its knowledge, there are no such actions, arbitrations or any other legal or administrative proceedings or governmental investigations threatened by any Governmental Authority or other third parties against it for its execution or performance of this Agreement.

4.2                                           Representation, Warranties and Covenants of the Seller and the Guarantor

The representations, warranties and covenants made by the Seller and the Guarantor in Section 4.2 of the Purchase Agreement shall be applicable to this Agreement and constitute an integral part of this Agreement.

4.3                                           Representations and Warranties of the Purchaser

The representations, warranties and covenants made by the Purchaser in Section 4.3 of the Purchase Agreement shall be applicable to this Agreement and constitute an integral part of this Agreement.

4.4                                           Reliance on the Representations and Warranties

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One Party acknowledges that the other parties have considered the representations and warranties made by such Party in entering into this Agreement, which representations and warranties are factors considered by the other Parties determined to execute this Agreement.

4.5                                           Further Statement

Each representation and warranty made in this Agreement shall be deemed a separate representation and warranty, unless otherwise agreed in this Agreement, and each forgoing representation and warranty shall not be subject to any restriction or limitation due to reference to or be quoted by any other clauses of representations or warranties or any other clauses of this Agreement.

4.6                                           Effectiveness

The representations and warranties under Article 4 of this Agreement shall continue to be effective from the execution of this Agreement throughout the Asset Closing Date.  Each Party undertakes that it shall promptly notify the other Parties in writing if it becomes aware of anything occurring during the period from the date of this Agreement throughout the Asset Closing Date that would make any representation or warranty become untrue, inaccurate or misleading in any material respect.

Article 5                 Further Covenants

5.1                                 The Seller and its Affiliates will make all reasonable efforts to consummate the Going-private and cause the Seller to obtain the ownership in the Target Assets.

5.2                                 Sections 5.1, 5.2, 5.3, 5.4, 5.8, 5.9, and 5.10 of the Purchase Agreement shall be applicable to this Agreement and constitute an integral part of this Agreement.

5.3                                 Subject to any Applicable Law, the Seller and the Guarantor shall notify other Party of any progress in relation to the Going-private.

Article 6                 Confidentiality

6.1                                           Obligation of Confidentiality

Other than circumstances set forth in Section 6.2 hereof, any Party hereto shall not, and shall cause any of its Affiliates, directors, officers, employees, shareholders, agents or the directors, officers, employees, agents, financial advisor or accountant of the Target Company not to, disclose information set forth below to any third parties, without the prior written consent of other Parties: (a) any discussions and assessments among the Parties in relation to the assignment contemplated hereunder, and any terms and conditions thereof; (b) the existence of this Agreement and any of its terms and conditions; and (c) any

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private, secretive, or confidential data and information obtained by any Party from other Parties in connection with the execution of this Agreement or performance of the assignment contemplated hereunder (collectively “Confidential Information”), and shall keep the Confidential Information in strict confidence, provided that the obligation of confidentiality shall not apply to any information that, at the time of disclosure, (i) is or has been available publicly, other than for the reason of disclosure directly or indirectly by the receiving party; or (ii) has been made available to the receiving party and not bound by the obligation of confidentiality, or Confidential Information obtained independently by the receiving party without assistance, utilization, or use of Confidential Information.

6.2                                           Exceptions

Each Party agree, it may disclose or divulge the Confidential Information only to the extent that:

6.2.1                                 for the purpose of the performance of the assignment contemplated hereunder, it may disclose to the officers, directors, legal counsel, financial advisor, accountant on a need to know basis in connection with the performance of duties and only to the extent of such basis.  The disclosing party shall procure that any person receiving Confidential Information shall be fully aware of the confidential nature of Confidential Information and the obligation of confidentiality assumed by such disclosing party, and shall procure that any person receiving Confidential Information shall abide by the same obligation of confidentiality; or

6.2.2                                 it is permitted to make disclosures to the person otherwise agreed in writing by other Parties hereto; or

6.2.3                                 it is required by Applicable Laws to make disclosures or announcements to any stock exchange or Governmental Authority, in which case it shall give other Parties reasonable written notice in advance and make accurate disclosure with the content being determined by the Parties jointly to the extent as required by Applicable Laws.

6.3                                           Duties

Each Party shall be liable for any breach of terms set forth in Section 6.1 by any of its Affiliates, directors, officers, employees, shareholders, agents, and its legal counsel, financial advisor and/or accountant.

Article 7                 Effectiveness and Termination

7.1                                           Formation

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This Agreement shall be formed after being executed by the Parties.

7.2                                           Effectiveness

This Agreement shall take effect on the date when all conditions set forth below are satisfied:

7.2.1                                 The matters under the Proposed Transaction have been approved by the board of directors and the shareholder meeting of the Purchaser;

7.2.2                                 The matters under the Proposed Transaction have been approved by the board of directors of the Seller;

7.2.3                                 This Agreement and the matters under the Proposed Transaction have been approved by the board of directors and the shareholder meeting of the Guarantor;

7.2.4                                 The Guarantor has fulfilled applicable requirements of HKex and other regulatory authorities, and has obtained the approval or verification (if applicable) of such regulatory authorities in relation to the Proposed Transaction;

7.2.5                                 The Seller and the Guarantor have obtained any and all consents and/or waivers of the sponsors that will provide financing to the Going-private in relation to the execution/performance by the Seller and the Guarantor of this Agreement and the Proposed Transaction;

7.2.6                                 The Purchase Agreement has become effective;

7.2.7                                 The Going-private has been consummated and the Seller has acquired the Target Assets pursuant to Applicable Laws; and

7.2.8                                 The Purchaser has obtained approval or verification (if applicable) of relevant regulatory authorities in relation to the Proposed Transaction.

7.3                                           Termination

This Agreement may be terminated:

7.3.1                                 by mutual written consent of the Parties;

7.3.2                                 if this Agreement fails to take effect on or prior to the first anniversary of the date hereof;

7.3.3                                 upon the occurrence of any circumstance under which the Purchase Agreement shall be terminated;

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7.3.4                                 by any Party pursuant to Section 3.7 hereof;

7.3.5                                 if any permanent injunction, regulation, rules or order rendered by the competent Governmental Authority that makes restrictions on, bans or terminates the assignment contemplated hereunder has become final and non-appealable, then any Party is entitled to terminate this Agreement by giving a written notice; where a Party terminates this Agreement by giving a notice, the termination date shall be the date as set forth in such notice, or the day when the notice is given, in case no date contained therein.

7.3.6                                 upon the occurrence of any circumstance as set forth in Section 10.3 (Force Majeure) hereof;

7.3.7                                 if the Purchaser fails to pay the entire Purchase Price in full within the prescribed period set forth in this Agreement, and such payment of the entire Purchase Price is overdue for more than thirty (30) days, the Seller has the right to dissolve this Agreement unilaterally in writing;

7.3.8                                 In the event any Party commits material breach of the terms of this Agreement which affects the specific performance of this Agreement, and such Party fails to remedy such breaches within thirty (30) days after receipt of the written notice given by the non-breaching party that requests an immediate remedy, the non-breaching party shall have the right to terminate this Agreement unilaterally by written notice; or

7.3.9                                 by any Party after serving other Parities the written notice of termination in accordance with the contractual rights (if any) expressly provided by the relevant terms of this Agreement (including supplementary agreement hereof).

7.4                                           Effect of Termination

7.4.1                     All rights and obligations of each Party under this Agreement shall become void upon termination of this Agreement, provided that:

(a)               any terms that shall survive the termination of this Agreement in accordance with provisions of this Agreement, or determined based on the nature of the terms or in the context of this Agreement, and any terms that are required for the interpretation or implementation of this Agreement, shall survive the termination of this Agreement; and

(b)               termination of this Agreement shall not affect any rights and obligations of any Party incurred prior to such termination and, without prejudicing the generality of such provisions, termination of

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this Agreement shall not cancel or affect any rights of a Party to seek Damages in respect of any violations by other Party of this Agreement, unless otherwise specified in this Agreement.

7.4.2                     None of the Parties shall be held liable for default in case this Agreement is terminated in accordance with Sections 7.3.1, 7.3.2, 7.3.3, 7.3.5 and 7.3.6 above, other than the liabilities for termination as provided in the Purchase Agreement;

7.4.3                     Each of the Parties shall assume liabilities of breach arising from termination of this Agreement pursuant to Section 7.5 in case this Agreement is terminated in accordance with Section 7.3.4;

7.4.4                     If this Agreement is terminated by Section 7.3.7 and Section 7.3.8, the breaching party shall be liable for breach and indemnify other Parties of any losses that are actually incurred.  For the avoidance of doubt, none of the Parties shall be liable for any breach in case this Agreement is terminated due to the matters under Section 8.5 and Section 8.6; and

7.4.5                     The terms in relation to confidentiality, liability of breach, governing law and dispute resolution shall survive the termination of this Agreement.

7.5                                           Termination Fee

7.5.1                     The Purchaser shall pay the Seller a termination fee equal to US$30 million within 20 Business Days upon receipt of the written notice of the Seller, in the event that the Seller shall dissolve this Agreement unilaterally in accordance with this Agreement, if:

(a)               Any circumstances set forth in Section 3.7.2;

(b)               Subject to other covenants contained herein, upon full satisfaction (or waiver in accordance of this Agreement) of the closing conditions, the Purchaser refuses to close or accept the closing conditions, and continue to refuses to close or accept the closing conditions within 30 days following the notice of the Seller, then the Seller shall (have the right but not be obligated to) dissolve this Agreement unilaterally; or

(c)                Subject to other covenants contained herein, upon 40 Business Days following the Asset Closing Date, if the Purchaser fails to perform or improperly performs the obligation of payment of the Purchase Price and continues to fail to perform the obligation of payment of the Purchase Price within 30 days after the Seller gives a written notice to the Purchaser, then the Seller shall dissolve this Agreement unilaterally.

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For the avoidance of doubt, the Purchaser shall not be required to pay any termination fee arising from the matter as set forth in Section 8.6.

7.5.2                           The Seller shall pay the Purchaser a termination fee equal to US$30 million within 20 Business Days following receipt of the written notice from the Purchaser, in the event that the Purchaser shall terminate this Agreement unilaterally under any circumstance set forth in Section 3.7.1.

For the avoidance of doubt, the Seller shall not be required to pay any termination fee arising from the matters as set forth in Section 8.5.

Article 8                 Liability for Breach and Indemnification

8.1                                           Any breach by a Party hereto of its representations, warranties, covenants, or any false representations, non-performance of any rights and obligations hereunder shall constitute a breach, and upon request of the non-breaching party, the breaching party shall continue to perform its obligations, take remedy measures, or make any indemnification that shall be comprehensive, timely, adequate, and effective.

8.2                                           In case that any non-performance, delay in performance, or unduly performance of any obligations hereunder by any Party results in any failure to achieve the purposes of this Agreement, the non-breaching Party shall have the right to dissolve this Agreement, and the breaching Party shall indemnify any other Parties of the losses on a full indemnity basis, provided that, in no event the maximum amount of damages to be made by the breaching Party to other Parties shall exceed the Purchase Price.  Such maximum amount of Damages shall not in any way conflict with, and shall be subject to, the terms in relation to the termination fee set forth in Section 7.5.  Where any Party is liable for payment of both Damages and the termination fee, such party shall make payment of both Damages and the termination fee, and shall not seek defenses or refuse to perform such obligation by the excuse of the maximum amount of Damages.

8.3                                           None of the Parties shall be liable for any breach in case the Proposed Transaction does not take effect or consummate with no fault of the Parties hereto.

8.4                                           Without prejudicing any other rights and remedies to which the Purchaser is entitled hereunder, the Seller and the Guarantor shall, jointly and severally, indemnify the Purchaser from and against any liabilities and losses (including without limitation, any damages, penalties, fines, and any costs of investigation, legal costs, professional fees, accountant fees, and other costs that are

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reasonably incurred in relation to any action, or asset or value impairment of the Target Company), arising out of, or in connection with matters set forth below; the Seller shall, jointly and severally, indemnify the Purchaser from and against any liabilities and losses (including without limitation, any damages, penalties, fines, and any costs of investigation, legal costs, professional fees, accountant fees, and other costs that are reasonably incurred in relation to any action, or asset or value impairment of the Target Company), arising out of, or in connection with any matters set forth below, which include, without limitation: (i) any action or arbitration against the Target Company, the Purchaser and its Affiliates arising from Going-private; (ii) the appraisal rights under the Merger Agreement to be exercised by the shareholders of the Target Company pursuant to Companies Law of Cayman Islands Cap 22 (Law 3 of 1961, as revised) — Section 238, and any costs to be borne by the Target Company (including without limitation, costs in lawsuit, costs to shareholders who exercise the appraisal rights); and (iii) all indemnification paid by the Target Company or its surviving entity under the Merger Agreement for Going-private, and all costs arising from Going-private (including without limitation, costs to legal counsel, financial advisor, payment agent, etc.)

8.5                                           For the avoidance of doubt, subject to the good faith and great efforts of the Seller and the Guarantor to promote satisfaction of transactional conditions, any case set forth below shall not constitute a breach and the Seller or Guarantor is not obliged to guarantee:

(a)                     No approval is obtained at the shareholder meeting of the Guarantor and/or from the HKEx and/or other regulatory authorities (if applicable) in relation to the Going-private or the Proposed Transaction;

(b)                     No approval is obtained from the power authority of the Target Company (including, without limitation, the special committee) and/or NYSE and/or SEC and/or U.S. courts and/or Cayman Islands regulatory authorities in relation to the Going-private or the Proposed Transaction.

(c)                      The Going-private fails to be consummated and the Seller fails to obtain the Target Assets.

8.6                                           For the avoidance of doubt, subject to the good faith and great efforts of the Purchaser to promote satisfaction of transactional conditions, any case set forth below shall not constitute a breach and the Purchaser is not obliged to guarantee:

(a)                           No approval or verification is obtained at the shareholder meeting of the Purchaser and/or from the SSE in relation to the Proposed Transaction.

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Article 9                 Closing Security and Remedies

9.1                                           Closing Security and Remedies Available to the Purchaser

9.1.1                     In the event that the Seller fails to duly perform its obligation to conduct the closing of the sale and purchase of the Target Assets on the Asset Closing Date, the Purchaser shall be entitled to bring a claim against the Seller for specific performance of the obligation to conduct such closing, and to receive liquidated damages for delayed closing in accordance with Section 9.1.2.  In order to exercise such remedy, the Purchaser shall notify the Seller in writing.  Whether the Purchaser terminates this Agreement or not, it shall have the right to claim and receive liquidated damages for delayed payment in accordance with this Agreement

9.1.2                     For each day the Seller delays the closing of the sale and purchase of any Target Assets past the Asset Closing Date, the Seller shall pay the Purchaser daily liquidated damages which shall be equal to the portion of the value of such Target Assets as of such day (calculated by assuming that the shares constituting the Target Assets shall each have a value of US$6.4) multiplied by 0.05% (the “Seller Daily Liquidated Damages Rate”).  The aggregate liquidated damages for delayed closing payable by the Seller shall be equal to the Seller daily liquidated damages multiplied by the number of calendar days elapsed from the date on which the delay in the closing commences and to the date on which the liquidated damages are determined.  The Seller Daily Liquidated Damages Rate shall be doubled on the basis of compounding whenever a delay amounts to 30 consecutive days or an integral multiple of such delay arrives.

9.2                                           Closing Security and Remedies Available to the Seller

9.2.1                         In the event that the Purchaser fails to perform its obligation to pay the Purchase Price in accordance with this Agreement, the Seller shall have the right to demand the Purchaser to perform its obligation to pay the Purchase Price, and also the right to receive liquidated damages for delayed payment in accordance with Section 9.2.4.  In order to exercise such remedy, the Seller shall notify the Purchaser in writing.  Whether the Seller terminates this Agreement or not, the Seller shall have the right to claim and receive the liquidated damages for delayed payment in accordance with this Agreement.

9.2.2                         Where the Purchaser fails to perform properly its obligation to pay the Purchase Price for more than 30 consecutive days, the Seller shall have the right (but no obligation) to exercise any one or more of the following remedies and the security right, all at its own discretion: a) to terminate this Agreement; b) to enforce the pledge created on the relevant Target Company shares set forth in Section 9.3; c) to receive liquidated damages so as to hold the Seller and/or the Target Company harmless from any loss in accordance with the other terms of this

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Agreement; and d) to claim the payment of liquidated damages for delayed payment set forth under Section 9.2.4.

9.2.3                         Any exercise of any remedy or security right by the Seller set forth under Section 9.2 shall not in any way operate as or be interpreted as a waiver of any other remedy or security right.

9.2.4                         For each day the Purchaser delays the payment of any portion of the Purchase Price, the Purchaser shall pay the Seller the daily liquidated damages which shall be equal to the portion of the Purchase Price delayed as of such day multiplied by 0.05% (the “Purchaser Daily Liquidated Damages Rate”).  The aggregate liquidated damages payable by the Purchaser shall be equal to the Purchaser daily liquidated damages multiplied by the number of calendar days elapsed from the date on which the delay in the payment commences and to the date on which the liquidated damages are determined.  The Purchaser Daily Liquidated Damages Rate shall be doubled on the basis of compounding whenever a delay amounts to 30 consecutive days or an integral multiple of such delay arrives.

9.3                                           Reverse Pledge of the Target Assets

9.3.1                          Prior to the Closing Condition Fulfillment Deadline, the Purchaser and the Seller shall, in accordance with the laws of Cayman Islands, enter into a Share Pledge Agreement in the form of Annex 1 hereto, together with all the appendices thereto (including without limitation, a share transfer instrument) (the “Target Assets Reverse Pledge Agreement”).  The Target Assets Reverse Pledge Agreement shall take effect upon satisfaction of certain conditions, including, the actual performance and consummation by the Parties of the closing of the sale and purchase of the Target Assets, and shall provide that, assuming that the Parties have consummated the closing of the sale and purchase of the Target Assets in accordance with this Agreement, until the Purchaser has actually performed fully its obligation to pay the Purchase Price and any other amount payable by it under this Agreement and relevant transaction documents, including without limitation, liquidated damages, Damages, termination fee, and any other amount, the Purchaser shall pledge to the Seller the Target Assets obtained by it hereunder to secure the Purchaser’s performance of its obligation to pay all or any portion of the Purchase Price and any other amount payable by it under this Agreement and relevant transaction documents.  Promptly within 10 Business Days as of the payment in full by the Purchaser of the Purchase Price and any other amount payable by it in accordance with the foregoing provisions, the Seller shall have such pledge so created over the Target Assets released and return to the Purchaser any and all of the documents and share certificates that should be returned.

9.3.2               In addition, the Purchaser undertakes that it shall bear the reasonable expenses and fees incurred by the Seller in the exercise or enforcement

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of the security interest, including without limitation, the expenses and fees to be incurred in the pursuit of litigations, obtaining of writs, enforcement, evaluation (to the extent necessary), and engagement of intermediary agencies.

Article 10          Force Majeure

10.1                                    If any Party hereto fails to perform all or part of its obligations hereunder affected by a force majeure event, performance of such obligations may be suspended for a period when such force majeure event lasts.  An force majeure event means any event which is beyond the reasonable control of the affected Party, unforeseeable, or even if foreseeable is unavoidable or insurmountable, and occurs after the date of this Agreement, and such events render the performance of all of part of this Agreement impossible or impracticable.  Such events include, without limitation, failure to perform all of part of its obligations hereunder affected by flood, fire, drought, typhoon, earthquake, or other natural disaster, traffic accident, strikes, turbulence, turmoil, and war, and performance of such obligations shall be suspended during the period in which such force majeure events persist.

10.2                                    The Party claiming being effected by a force majeure event shall promptly notify the other Parties in writing and shall furnish the other Party within thirty (30) days thereafter appropriate proof of the occurrence of the force majeure and the expected duration of the adverse effects resulting from such force majeure.  The Party claiming a force majeure event renders the performance of all of part of this Agreement impossible or impracticable shall also use all practicable and reasonable efforts to eliminate or mitigate the impacts of the force majeure event on performance of its obligations hereunder.

10.3                                    Upon occurrence of a force majeure event, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such force majeure event.  If the occurrence or effect of the force majeure event causes material hindrance to the assignment contemplated hereunder with the duration lasting for more than six months, and the Parties fail to agree on any equitable solution, then any Party may terminate this Agreement unilaterally.

Article 11          Governing Law and Dispute Resolution

11.1                                    The entry, validity, interpretation, performance, and dispute resolution in connection with this Agreement shall be governed by PRC laws.  Where the ancillary agreements hereto stipulate otherwise with respect to the governing law and application, such stipulations shall prevail.

11.2                                    Any dispute between the Parties hereto in connection with this Agreement shall first be settled by friendly consultations between the Parties.  If such dispute cannot be settled through friendly consultations within thirty (30) days after the occurrence of the dispute, any Party may submit the dispute to the China

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International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules then in effect.  The arbitration shall be conducted in Chinese language.  Where the ancillary agreements hereto stipulate otherwise with respect to the governing law and application, such stipulations shall prevail.

11.3                                    The arbitral award shall be final and binding upon the Parties hereto.

11.4                                    During the period of dispute resolution, other than the disputed matters, the Parties hereto shall continue to perform all other provisions in this Agreement.

Article 12          Notice and Delivery

12.1                                    All notices or written communications to be sent by any Party to other Parties as required under this Agreement shall be given by facsimile or by courier service to any other Parties promptly that shall also be notified via fax, e-mail or telephone.  Such notices or written communications given hereunder, unless an earlier date otherwise evidenced, shall be deemed to be delivered on the third calendar day after being given to the courier service company, if delivered by courier service company, or the next Business Day after being given by facsimile, if delivered by facsimile.

12.2                                    All notices and written communications shall be delivered to the addresses set forth below, or any other addresses notified by any Party to the other Parties.  In case a Party fails to notify in time any other Parties of any change to such address, the documents delivered to the original addresses shall be deemed having been delivered to such Party.

If to the Seller and Guarantor:

Attention:	Yuen Kam
Address:	48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong
Tel:	+852 3605 8180
Fax:	+852 3605 8181

If to the Purchaser:

Attention:	Lijian Pan
Address:	No. 1 Zhongshan South Road, Nanjing
Postal code:	210005
Tel:	025-84717494
Fax:	025-84717494

Article 13          Miscellaneous

13.1                                    Guarantee

Without prejudicing the validity of other provisions hereto, the representations,

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warranties, covenants, obligations made by the Seller hereunder shall be deemed to be repeated and assumed by the Guarantor, and the Guarantor shall be liable jointly and severally to the obligations of the Seller under this Agreement.

13.2                                    Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the matters under the Proposed Transaction as of the date of this Agreement.  In case of any conflict between this Agreement and the relevant advice, representations, warranties, agreements, or covenants which were made by Parties prior to this Agreement, the Parties agree this Agreement shall prevail.

13.3                                    Assignment, Amendment and Supplement

Without prior written consent of the other Parties, any Party may not assign this Agreement or any rights or obligations hereunder.  Any amendment and supplement of this Agreement shall be made and mutually agreed in written by and sent to the Parties.

13.4                                    Further Assurance

For the purposes of granting all rights, power, and relief that are vested under this Agreement to the relevant parties, upon reasonable request by one Party from time to time, the other Parties shall take all such further acts and steps, or shall cause such further acts and steps to be taken, and shall execute all such other documents or procure to execute all such other documents.

13.5                                    Waiver

No delay or omission on the part of any Party to this Agreement in exercising any right, power or privilege provided by law or provided hereunder shall be deemed a waiver thereof.  The single or partial exercise of any right, power or privilege provided by law or provided hereunder shall not preclude any other exercise of any other right, power or privilege.

13.6                                    Severability

If any provision of this Agreement is held invalid, illegal or incapable of being enforced, the Parties agree such provision shall be enforced to the greatest extent possible so as to effect the intent of the Parties and the validity, legality, and enforceability of all other provisions of this Agreement shall not be affected in any manner.  The Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible and replace such language that is unenforceable with language that shall be enforceable.

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13.7                                    Application

Unless otherwise provided herein, this Agreement shall be inure solely to the benefit of and binding upon the Parties hereto and their respective successors and permitted assigns.

13.8                                    Language

This Agreement shall be written in Chinese language and the Chinese version shall prevail.

13.9                                    Counterpart

This Agreement shall be executed in eight (8) counterparts, which are equally legally authentic.  Each Party shall hold one (1) counterpart, and the remaining counterpart to be maintained by the Purchaser for purposes of obtaining approvals and completing registration in connection with the Proposed Transaction.  Each counterpart shall have the same legal effect.

[Signature page follows]

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(Signature Page to Share Sale and Purchase Agreement in relation to China Cord Blood Corporation)

Purchaser: Nanjing Xinjiekou Department Store Co., Ltd. (Seal)

Legal Representative or Authorized Representative: (Signature)	/S/ YANG Huaizhen

Date: [                ], 2016

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(Signature Page to Share Sale and Purchase Agreement in relation to China Cord Blood Corporation)

Seller: Golden Meditech Stem Cells (BVI) Company Limited (Seal)

Authorized Representative: (Signature)	/S/ Yuen KAM

Date: [               ], 2016

Guarantor: Golden Meditech Holdings Limited (Seal)

Authorized Representative: (Signature)	/S/ Yuen KAM

Date: [                ], 2016

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Share Sale and Purchase Agreement

Annex 1    Target Assets Reverse Pledge Agreement

1